Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT dated as of January 18, 2013 (this “Amendment”), by and among BWAY INTERMEDIATE COMPANY, INC. (“Holdings”), BWAY HOLDING COMPANY (the “Lead Borrower”), BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent (the “Administrative Agent”) under the Credit Agreement (as defined below), each INCREASE LOAN LENDER (as defined below), each of the other LENDERS party hereto and each of the other CREDIT PARTIES party hereto.

WHEREAS, reference is hereby made to the Credit Agreement dated as of November 5, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), among Holdings, the Lead Borrower, the other Borrowers, the Administrative Agent, the other agents, arrangers and bookrunners party thereto and each Lender from time to time party thereto;

WHEREAS, pursuant to Section 2.15 of the Credit Agreement, the Lead Borrower may obtain Revolving Commitment Increases by, among other things, entering into an Amendment in accordance with the terms and conditions of the Credit Agreement;

WHEREAS, the Lead Borrower has notified the Administrative Agent that it is requesting an increase in Commitments in the amount set forth on Schedule 1 hereto (the “Revolving Commitment Increases”) pursuant to Section 2.15(b) of the Credit Agreement and the Administrative Agent has notified each Lender of such request;

WHEREAS, each Person identified on Schedule 1 hereto (each, an “Increase Loan Lender”, and collectively, the “Increase Loan Lenders”) has agreed (on a several and not a joint basis), subject to the terms and conditions set forth herein and in the Credit Agreement, to provide a Revolving Commitment Increase in the amount set forth opposite such Increase Loan Lender’s name on Schedule 1 hereto (and the total amount of Revolving Commitment Increases made pursuant to this Amendment shall be $50,000,000); and

WHEREAS, the parties hereto have indicated their willingness to amend certain other terms of the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby. This amendment is a “Credit Document” as defined under the Credit Agreement.

Section 2. Amendments to Section 1.01. The following defined terms shall be added to Section 1.01 of the Credit Agreement:

(a) “Amendment No. 1 Effective Date” shall mean January 18, 2013.

(b) “Ropak Acquisition” shall mean the acquisition by BWAY Corporation of all of the Equity Interests of Ropak, all in accordance with, and pursuant to the terms of, the Ropak Acquisition Agreement.

(c) “Ropak Acquisition Agreement” shall mean the Stock Purchase Agreement, dated as November 30, 2012, by and among BWAY Corporation, Linpac Finance Limited and Linpac Group Limited.

(d) “Ropak” shall mean Ropak Holdings Inc., a Delaware corporation, and its Subsidiaries.

(e) “Ropak Existing Credit Agreement” has the meaning assigned to the term “LINPAC Credit Agreement” as set forth in the Ropak Acquisition Agreement.

(f) “Ropak Material Adverse Effect” shall have the meaning given to the term “Material Adverse Effect” in the Ropak Acquisition Agreement as in effect on the Amendment No. 1 Effective Date.

Section 3. Additional Amendments to Credit Agreement.

(a) The last paragraph of the definition of “Borrowing Base” in Section 1.01 of the Credit Agreement shall be deleted in its entirety and replaced with the following:

“It is understood that until such time as the Lead Borrower has delivered to the Administrative Agent (i) a field examination and inventory appraisal with respect to the assets of Ropak and (ii) a new Borrowing Base Certificate, in each case reasonably satisfactory to the Administrative Agent, the Borrowing Base shall only include Accounts and Inventory of Ropak calculated as an amount equal to the sum of, without duplication:

(a) the net book value of Accounts of Ropak multiplied by the advance rate of 65%, plus

(b) the net book value of Inventory of Ropak multiplied by the advance rate of 50%, minus

(c) any Reserves established from time to time by the Administrative Agent in accordance herewith.”

(b) Clauses (iii) and (iv) of the definition of “Eligible Inventory” in Section 1.01 of the Credit Agreement shall be deleted in their entirety and replaced with the following:

“(iii) (A) is stored at a location not owned by a Borrower unless (x) the Administrative Agent has given its prior consent thereto, (y) a reasonably satisfactory Landlord Lien Waiver and Access Agreement has been delivered to the Administrative Agent, or (z) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, or (B) is stored with a bailee or warehouseman unless either (x) a reasonably satisfactory acknowledged bailee waiver letter has been received by the Administrative Agent, or (y) Landlord Lien Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto, it being understood that in each case, during the 120-day period immediately following the Closing Date, such location or warehouse need not be subject to a Landlord Lien Waiver and Access Agreement or bailee waiver letter, and the lack thereof shall not otherwise deem the applicable Inventory to be ineligible; provided however that, with respect to Inventory in the possession of Sherwin Williams, the foregoing shall only apply to such Inventory in excess of $8.0 million (when combined with amounts included as Eligible Inventory pursuant to the proviso in clause (iv) below), except during a Liquidity Period, during which time any such Inventory shall be subject to the requirements of this clause (iii);

(iv) (A) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Administrative Agent is in place with respect to such Inventory or (B) is in transit (except to the extent such Inventory (x) is purchased under documentary Letters of Credit and is in transit from (1) any location in the United States for receipt by a Borrower within fifteen (15) days of the date of determination or (2) any location outside of the United States for receipt by a Borrower within 60 days of the date of determination), for which the document of title, to the extent applicable, reflects a Borrower as consignee (along with delivery to such Borrower of the documents of title, to the extent applicable, with respect thereto), and as to which the Administrative Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory, or (y) is in transit between locations leased, owned or occupied by a Borrower); provided however that, with respect to Inventory in the possession of Sherwin Williams, the foregoing shall only apply to such Inventory in excess of $8.0 million (when combined with amounts included as Eligible Inventory pursuant to the proviso in clause (iii) above), except during a Liquidity Period, during which time any such Inventory shall be subject to the requirements of this clause (iv);”

Section 4. Revolving Commitment Increase.

(a) The Lead Borrower and each Increase Loan Lender hereby agree that, subject to the satisfaction of the conditions in Section 7 hereof, on the Amendment No. 1 Effective Date (as defined below), the Revolving Commitment Increase of such Increase Loan Lender shall become effective and the Revolving Commitments shall be deemed increased by the amount of the Revolving Commitment Increases of such Increase Loan Lenders in the amounts set forth on Schedule 1 hereto. Pursuant to Section 2.15 of the Credit Agreement, the Revolving Commitment Increases shall be Revolving Commitments for all purposes under the Credit Agreement and each of the other Credit Documents and shall have terms identical to the Revolving Commitments outstanding under the Credit Agreement immediately prior to the date hereof (but giving effect to any amendments hereunder).

(b) Each Increase Loan Lender acknowledges and agrees that upon the Amendment No 1. Effective Date, such Increase Loan Lender shall be a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

(c) After giving effect to such Revolving Commitment Increases, the Revolving Commitment of each Revolving Lender shall be as set forth on Schedule 2 hereto (and such Schedule 2 shall supersede Schedule 2.01 to the Credit Agreement).

(d) Each Lender party hereto hereby agrees that notwithstanding Section 2.15(a) of the Credit Agreement, for purposes of determining the maximum amount of Revolving Commitment Increases permitted to be incurred on the Amendment No. 1 Effective Date, any Incremental Term Loans incurred on the Amendment No. 1 Effective Date shall be deemed to be incurred immediately after the incurrence of Revolving Commitment Increases contemplated hereby.

Section 5. Reallocation. The reallocation of the Lenders’ Revolving Loans contemplated by Section 2.15(c) with respect to any increase in the Revolving Commitments shall occur with respect to the Revolving Commitment Increases contemplated hereby on the Amendment No. 1 Effective Date, and the Increase Loan Lenders shall make such Revolving Loans on the Amendment No. 1 Effective Date as

may be required to effectuate such reallocation. Furthermore, on the Amendment No. 1 Effective Date, all participations in Letters of Credit and Swingline Loans shall be reallocated pro rata among the Lenders after giving effect to the Revolving Commitment Increases contemplated hereby.

Section 6. Representations Correct. By its execution of this Amendment, each Credit Party hereby certifies that:

(a) This Amendment has been duly authorized by all necessary corporate or other organizational action and has been duly executed and delivered by each Credit Party that is a party hereto and constitutes a legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(b) Neither the execution, delivery or performance by any Credit Party of this Amendment (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its respective Restricted Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its respective Restricted Subsidiaries;

(c) Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Amendment No. 1 Effective Date and which remain in full force and effect on the Amendment No. 1 Effective Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of this Amendment; and

(d) (i) All proceeds of the Loans incurred on the Amendment No. 1 Effective Date will be used by the Lead Borrower to finance, in part, the Ropak Acquisition and to pay related costs and expenses and (ii) all proceeds of the Loans incurred after the Closing Date will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, and other permitted Investments, Dividends and any other purpose not prohibited hereunder.

Section 7. Effectiveness. This Amendment shall become effective as of the date hereof (the “Amendment No. 1 Effective Date”), subject to the satisfaction or waiver of the following conditions:

(a) Counterparts of this Amendment shall have been executed and delivered by the Lead Borrower, the Credit Parties, each Increase Loan Lender party hereto, the Supermajority Lenders and the Administrative Agent;

(b) The Administrative Agent’s receipt of a duly executed certificate of an appropriate officer of each Credit Party, certifying (i) that the copies of such Credit Party’s certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, (x) as certified and delivered to the Administrative Agent on the date that such Credit Party became a Credit Party, remain in full force and effect as of the Amendment No. 1 Effective Date without modification or amendment since such original delivery or (y) as certified as of a recent date by the appropriate Governmental Authority of the jurisdiction of such Credit Party’s organization or formation and attached to such officer’s certificate, are true, correct and complete and in full force and effect as of the Amendment No. 1 Effective Date, (ii) that the copies of such Credit Party’s resolutions approving and adopting the Credit Documents to which it is party, the transactions contemplated herein, and authorizing the execution and delivery thereof, as attached to such officer’s certificate, are true, correct and complete copies and in full force and effect as of the Amendment No. 1 Effective Date and (iii) as to incumbency certificates identifying the officers of such Credit Party that are authorized to execute Credit Documents and to act on such Credit Party’s behalf in connection with the Credit Documents and who will execute Credit Documents;

(c) The Administrative Agent shall have received certificates of good standing or the equivalent (if any) for each Credit Party from such Credit Party’s jurisdiction of organization or formation, in each case certified as of a recent date by the appropriate Governmental Authority;

(d) The Administrative Agent shall have received from Latham & Watkins LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Amendment No. 1 Effective Date in form and substance reasonably satisfactory to the Administrative Agent;

(e) The Administrative Agent shall have received a certificate of an appropriate officer of the Borrower that (i) the conditions to increasing the Revolving Commitments set forth in Section 2.15 of the Credit Agreement are satisfied as of the Amendment No. 1 Effective Date and (ii) after giving effect to this Amendment, the representations and warranties in Section 6 of this Amendment shall be true and correct in all material respects as of the Amendment No. 1 Effective Date;

(f) (i) The Administrative Agent shall have received, for the account of each Increase Loan Lender, a commitment fee equal to 0.50% of the aggregate amount of each Increase Loan Lender’s Revolving Commitment Increase and (ii) all reasonable out-of-pocket fees and expenses of the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. (the “Arrangers”), including all invoiced fees and expenses of one primary counsel to the Administrative Agent and the Arrangers, to the extent invoiced at least two (2) Business Day prior to the date hereof, shall have been paid or reimbursed, on or prior to the Amendment No. 1 Effective Date;

(g) All documents and instruments required pursuant to Section 9.12 of the Credit Agreement to create and perfect the Administrative Agent’s security interest in assets of Ropak (other than Excluded Subsidiaries) constituting Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, including, without limitation, the delivery of:

(i)	proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be reasonably necessary or desirable to perfect the security interests purported to be created by the Security Agreement;

(ii)	certified copies, each of a recent date, of (x) requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name Ropak or any of its subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name Ropak or any of its subsidiaries as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens, (y) United States Patent and Trademark Office and United States Copyright Office searches reasonably requested by the Administrative Agent and (z) reports as of a recent date listing all effective tax and judgment liens with respect to Ropak or any of its subsidiaries in each jurisdiction as the Agents may reasonably require; and

(iii)	all of the Equity Interests that are required to become Pledge Agreement Collateral upon the consummation of the Ropak Acquisition, if any, then owned by Ropak or any of its Subsidiaries together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary, to perfect (to the extent required in the Pledge Agreement) the security interests in Equity Interests purported to be created by the Pledge Agreement have been taken;

provided that the Lead Borrower shall, or shall cause applicable Credit Parties to, grant to the Administrative Agent for the benefit of the Secured Creditors security interests in each Deposit Account and Securities Account required to be subject to a control agreement under the terms of the Security Agreement and Mortgages in Material Real Property of the Lead Borrower and such other Credit Parties that are Restricted Subsidiaries of the Lead Borrower, in each case, within 90 days after the Amendment No. 1 Effective Date, or such later date as the Administrative Agent may agree in its reasonable discretion.

(h) The Ropak Acquisition shall have been, or shall concurrently with the Amendment No. 1 Effective Date, consummated in accordance with the terms of the Ropak Acquisition Agreement and in compliance with applicable law and regulatory approvals.

(i) There has been no change, occurrence or development since December 31, 2011 that either individually or in the aggregate, would reasonably be expected to have a Ropak Material Adverse Effect.

(j) The Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings substantially in the form of Exhibit A attached hereto.

(k) The Administrative Agent and the Increase Loan Lenders shall have received: (A) an unaudited balance sheet and related statements of operations and cash flows of Ropak for each fiscal quarter of 2012 ended at least 45 days prior to the Amendment No. 1 Effective Date and for the elapsed period since the beginning of the 2012 fiscal year (the “Quarterly Financial Statements”), (B) audited balance sheet and related statements of operations and cash flows of the Companies for the two most recently completed fiscal years ending at least 90 days prior to the Amendment No. 1 Effective Date (the “Annual Financial Statements”), it being understood that such Annual Financial Statements shall be of LUHI (as defined in the Ropak Acquisition Agreement) and its subsidiaries, and (C) pro forma balance sheet and related statement of operations of Holdings for the four-quarter period ending September 30, 2012 after giving effect to the Transaction, which need not be prepared in compliance with Regulation S-X under the Securities Act.

(l) All security interests in respect of, and Liens securing, the Indebtedness and other obligations created under the Ropak Existing Credit Agreement, including pursuant to the security documentation relating thereto, in each case, inasmuch as such security interests, Indebtedness and other obligations relate to Ropak, shall have been terminated and released (or arrangements therefor reasonably satisfactory to the Administrative Agent shall have been made) and all obligations of Ropak and its Subsidiaries under the Ropak Existing Credit Agreement shall be terminated, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to Administrative Agent, including, without limiting the foregoing, (a) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to Ropak in connection with the security interests created with respect to Ropak Existing Credit Agreement and (b) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Ropak.

(m) The representations made by Ropak and its businesses in the Ropak Acquisition Agreement as are material to the interests of the Increase Loan Lenders, but only to the extent that BWAY Corporation has the right to terminate its obligations under the Ropak Acquisition Agreement, or to decline to consummate the Ropak Acquisition pursuant to the Ropak Acquisition Agreement, as a result of a breach of such representations in the Ropak Acquisition Agreement, shall be true and correct in all material respects (or in all respects to the extent that any representation or warranty is qualified as to materiality).

(n) The Lead Borrower and its Subsidiaries shall have provided the documentation and other information for Ropak Holdings Inc. and its Subsidiaries that will become Borrowers or Guarantors to each Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the U.S.A. Patriot Act, at least five days prior to the Amendment No. 1 Effective Date, and to the extent requested in writing at least 10 days prior to the Amendment No. 1 Effective Date.

(o) (x) no Event of Default shall exist after giving effect to the Revolving Commitment Increases contemplated by this Amendment and any Revolving Loans made pursuant thereto on the Amendment No. 1 Effective Date and (y) after giving effect to such Revolving Commitment Increases and this Amendment, the conditions of Section 7.04 of the Credit Agreement are satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 7.04 shall be deemed to refer to the Amendment No. 1 Effective Date).

Section 8. Post Amendment No. 1 Effective Date Covenant. The Lead Borrower shall deliver to the Administrative Agent, within 90 days of the Amendment No. 1 Effective Date (or such longer period as the Administrative Agent shall agree), a field examination and inventory appraisal of Ropak with assets to be included in the Borrowing Base and completed by a reasonably acceptable appraiser and a reasonably acceptable examiner, and a completed Borrowing Base Certificate in form and substance reasonably satisfactory to the Administrative Agent.

Section 9. Fees Generally. All fees payable hereunder shall be in all respects fully earned, due and payable on the Amendment No. 1 Effective Date and non-refundable and non-creditable thereafter.

Section 10. Acknowledgments. Each Credit Party hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Credit Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby, (ii) its guarantee of the Obligations (including, without limitation, the Obligations that may arise pursuant to the Revolving Commitment Increases) under the Collateral Documents and (iii) its grant of Liens on the Collateral to secure the Obligations (including, without limitation, the Obligations that may arise pursuant to the Revolving Commitment Increases) pursuant to the Collateral Documents.

Section 11. Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except in accordance with Section 13.12 of the Credit Agreement.

Section 12. Liens Unimpaired. After giving effect to this Amendment, neither the modification of the Credit Agreement effected pursuant to this Amendment nor the execution, delivery, performance or effectiveness of this Amendment:

(a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Credit Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

Section 13. Entire Agreement. This Amendment, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Credit Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby and that this Amendment is a Credit Document.

Section 14. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. SECTION 13.08 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT AND SHALL APPLY HERETO.

Section 15. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 16. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery by facsimile or other electronic means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

Section 17. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ARMSTRONG CONTAINERS, INC.

BWAY CORPORATION

BWAY INTERMEDIATE COMPANY, INC.

BWAY HOLDING COMPANY

CENTRAL CAN COMPANY, INC.

NORTH AMERICA PACKAGING CORPORATION

NORTH AMERICA PACKAGING OF PUERTO RICO, INC.

PLASTICAN, INC.

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Vice President

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By:	/s/ Wes Manus
Name: Wes Manus
Title: Senior Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Erin Morrissey
Name: Erin Morrissey
Title: Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael P. Henry
Name: Michael P. Henry
Title: Vice President

SCHEDULE 1

TO AMENDMENT

Name of Lender	Revolving Commitment Increase
Bank of America, N.A.	$23,333,333.33

Deutsche Bank Trust Company Americas	$13,333,333.33

Wells Fargo Bank, National Association	$13,333,333.33

SCHEDULE 2

TO AMENDMENT

Name of Lender	Revolving Commitments
Bank of America, N.A.	$93,333,333.33

Deutsche Bank Trust Company Americas	$53,333,333.33

Goldman Sachs Bank USA	$15,000,000.00

Wells Fargo Bank, National Association	$38,333,333.33